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                              ROCKY MOUNTAIN INTERNET
                                    NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:

Chad Morris or Barbara Archer
Metzger Associates
303-786-7000
chad@metzger.com
archer@metzger.com

Shiloh Kelly
Director of Communications
Rocky Mountain Internet Inc.
303-672-0732
shi@rmi.net

Ron Stevenson
President
Application Methods Inc.
206-399-0279
rons@appmethods.com

                   ROCKY MOUNTAIN INTERNET ACQUIRES LEADING EDGE
                       ELECTRONIC COMMERCE SOFTWARE COMPANY

  COMPANY EXPANDS RMI'S EXPERTISE IN E-COMMERCE SOLUTIONS WITH E-SELL TECHNOLOGY

DENVER, July 1, 1998 -- Rocky Mountain Internet Inc. (NASDAQ SmallCap Market-RMII, RMIIW) announced today that it has acquired Application Methods Inc. a software development and consulting firm specializing in custom database-driven Internet, intranet and extranet software solutions.

Application Methods (HTTP://APPMETHODS.COM.), founded in 1986, provides high-level development and consulting services to companies like Netscape Communications Corporation, NetObjects Inc. SmithKline Beecham and Ernst & Young. The company recently developed, what has become its flagship product, E-SELL-Registered Trademark-.

e-SELL is an Internet Store/Catalog software package that enables small to medium-sized businesses to sell their products all over the world -- 24 hours a day, 7 days a week. The product targets merchants rather than developers by enabling complete browser-based store administration. In addition, its fast implementation among database-driven packages allows online stores to be up and running in hours.


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As an extension to Microsoft Windows NT and BackOffice, it is as scalable as
Microsoft technology allows, supports industry-standards, can be customized and will integrate with almost any existing database.

Forrester Research predicts that one-third of the nation's businesses will be connected to the Internet by the year 2000. The value of business-to-business e-commerce is expected to grow to over 100 times the value of transactions executed last year online. IDC estimates the total value of Internet transactions to grow to $220 billion worldwide by the year 2000.

 "The integration of E-SELL and Hnfohiway, our recently-acquired search engine technology, will enable RMI's customers to quickly establish and maintain a worldwide online shopping outlet backed with the marketing muscle of a unique search engine," stated Doug Hanson, chairman and CEO of RMI.

Under the terms of the agreement, RMI will acquire the Seattle-based company in a $5 million transaction of which $2.5 million in company stock will be paid up front, and the remaining sum will be disbursed over the next three years. Application Methods' founder Ron Stevenson will join the RMI management team as President of Application Methods Inc. The company will continue to operate in Seattle and function as a wholly-owned subsidiary of RMI. Mr. Hanson will become the CEO.

Ron Stevenson, President of Application Methods, Inc. stated "We believe in Doug's vision of building a complete nationwide Internet solutions company, and we are excited to be such an important element in achieving that result."


ABOUT ROCKY MOUNTAIN INTERNET

Rocky Mountain Internet (http://www.rmi.net) is a full-service, national telecommunications company providing Internet access, high-speed Internet access through wireless cable technology, Web development and hosting, network management, system integration, co-location services, local phone service and IP Telephony long distance to clients throughout the United States.

The company's frame-relay backbone is one of the only Colorado-based Internet networks utilizing the industry-leading Cascade switching technology, with broadband B-STDX 9000 switches strategically placed throughout Denver, Boulder and Colorado Springs to provide full network redundancy.

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An acquisition of Internet Communications Corp. is pending; completion of this merger is set for September 1998. In addition, RMI recently purchased Infohiway (www.infohiway.com), a cutting-edge search engine.

RMI maintains strategic partnerships with such companies as American Telecasting Inc. (wireless cable), Frontier Corp. (long distance services), PSINet (Internet services), Vienna Systems (IP Telephony) and WinStar PacNet.